Exhibit 5.2

McCarthy Tétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto ON M5K 1E6 Canada

July 13, 2016

The Toronto-Dominion Bank P.O. Box 1 Toronto-Dominion Centre Toronto, Ontario M5K 1A2

Dear Sirs/Mesdames:

Re:  The Toronto-Dominion Bank – Issue of US$1,000,000,000 Aggregate Principal Amount of 1.450% Senior Medium-Term Notes, Series A, due 2019, US$1,500,000,000 Aggregate Principal Amount of 1.800% Senior Medium-Term Notes, Series A, due 2021, US$250,000,000 Aggregate Principal Amount of Floating Rate Senior Medium-Term Notes, Series A, due 2019 and US$250,000,000 Aggregate Principal Amount of Floating Rate Senior Medium-Term Notes, Series A, due 2021

We have acted as Canadian counsel for The Toronto-Dominion Bank (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of US$1,000,000,000 aggregate principal amount of 1.450% Senior Medium-Term Notes, Series A, due 2019 (the “2019 Fixed Rate Notes”), US$1,500,000,000 aggregate principal amount of 1.800% Senior Medium-Term Notes, Series A, due 2021 (the “2021 Fixed Rate Notes”), US$250,000,000 aggregate principal amount of Floating Rate Senior Medium-Term Notes, Series A, due 2019 (the “2019 Floating Rate Notes”) and US$250,000,000 aggregate principal amount of Floating Rate Senior Medium-Term Notes, Series A, due 2021 (the “2021 Floating Rate Notes” and, together with the 2019 Fixed Rate Notes, the 2021 Fixed Rate Notes and the 2019 Floating Rate Notes, the “Notes”), constituting part of the Senior Medium Term Notes, Series A of the Bank, pursuant to the Terms Agreement dated July 6, 2016 among the Bank and the agents named therein, which incorporates by reference certain provisions of the Distribution Agreement dated June 30, 2016 between the Bank and TD Securities (USA) LLC (together, the “Distribution Agreement”).

The Notes are being offered for sale pursuant to a Registration Statement on Form F-3 (the “Registration Statement”) and the Bank’s prospectus dated June 30, 2016 with respect to the offering from time to time of senior debt securities of the Bank (the “Base Shelf Prospectus”), as supplemented by a prospectus supplement of the Bank dated June 30, 2016 (the “Prospectus Supplement”), as further supplemented by pricing supplements each dated July 6, 2016 relating to the 2019 Fixed Rate Notes, the 2021 Fixed Rate Notes, the 2019 Floating Rate Notes and the 2021 Floating Rate Notes, as applicable (each such pricing supplement, collectively with the Base Shelf Prospectus and the Prospectus Supplement, a “Prospectus”) and will be issued under a trust indenture (the “Indenture”) dated as of June 30, 2006 between the Bank and The Bank of New York Mellon (as successor in interest to The Bank of New York), as trustee.

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(i)	the Prospectus relating to the 2019 Fixed Rate Notes;

(ii)	the Prospectus relating to the 2021 Fixed Rate Notes

(iii)	the Prospectus relating to the 2019 Floating Rate Notes;

(iv)	the Prospectus relating to the 2021 Floating Rate Notes;

(v)	the Distribution Agreement; and

(vi)	the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records of corporate proceedings, certificates and acknowledgements of officers of the Bank and of governmental officials and such other material as we have considered necessary or appropriate for the purpose of the opinions hereinafter expressed.

For purposes of the opinions hereinafter expressed, we have assumed that:

(i)	the documents examined by us which purport to be originals are authentic and those which purport to be copies, whether facsimile, electronic, photostatic, certified or otherwise, conform with the originals thereof and the signatures on all documents examined or received by us are genuine;

(ii)	the indices and filing systems maintained at the public offices and registries where we have searched or made enquiries and the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein, are accurate, current and complete; and

(iii)	each of the documents, instruments or agreements executed in connection with the issue, sale or distribution of the Notes is within the capacity of, and has been validly authorized, executed and delivered and, if applicable, certified by, each party other than the Bank.

For purposes of the opinion expressed in paragraph 1 below, we have relied upon a certificate of confirmation dated July 12, 2016 issued in respect of the Bank by the Office of the Superintendant of Financial Institutions Canada.

The opinions expressed below are limited to the laws of the Province and the federal laws of Canada applicable therein as such laws exist and are construed as at the date hereof.

Based upon the foregoing and subject to the qualifications expressed herein, we are of the opinion that:

1.	The Bank is validly existing as a bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Notes.

2.	The Notes have been duly authorized, executed, issued and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the federal laws of Canada applicable therein, the Notes are valid obligations of the Bank.

3.	The Distribution Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank.

4.	The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank.

This opinion is addressed to you and is solely for your benefit in connection with the transactions contemplated above and is not to be used, relied on, circulated or quoted from by any other person or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ MCCARTHY TÉTRAULT LLP